UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14a

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.

NATUS MEDICAL INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

www.natus.com

(650) 802-0400

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The 2010 Annual Meeting of Stockholders of Natus Medical Incorporated will be held on Thursday, June 3, 2010, at 9:30 a.m., Pacific Time, at our headquarters located at 1501 Industrial Road, San Carlos, California 94070 for the following purposes:

1.	To elect two directors to serve for a term of three years;

2.	To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies.

This year in accordance with new U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this new rule will make the proxy distribution process more efficient, less costly and help in conserving natural resources.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Friday, April 5, 2010, are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters located at 1501 Industrial Road, San Carlos, California 94070. A stockholder may examine the list for any legally valid purpose related to the meeting. The list will also be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly by the Internet or by phone or by completing, dating, signing and returning the enclosed proxy card as promptly as possible in the accompanying reply envelope. Under recent amendments to New York Stock Exchange rules, brokers no longer have discretion to vote their clients’ shares on a number of important matters, including the election of directors. If you do not instruct your broker how to vote on the election of directors this year, your shares will not be counted.

For the Board of Directors of
NATUS MEDICAL INCORPORATED

/s/ James B. Hawkins
JAMES B. HAWKINS
President and Chief Executive Officer

San Carlos, California

April 21, 2010

PROXY STATEMENT

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE

INSTRUCTIONS ON THE ENCLOSED PROXY CARD

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INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this new rule will make the proxy distribution process more efficient, less costly, and help in conserving natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

ii

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Natus Medical Incorporated, (“Natus”, the “Company”, “we”, “our”), a Delaware corporation, is providing these proxy materials to you in connection with the annual meeting of stockholders of Natus that will take place on June 3, 2010. As a stockholder as of the record date, April 5, 2010, you are invited to attend the annual meeting, and are entitled, and requested, to vote on the items of business described in this proxy statement. We are sending the proxy materials on or about April 21, 2010 to all our stockholders as of the record date.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at our annual meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Q:	How may I obtain a copy of the Natus Annual Report on Form 10-K?

A:	Stockholders may request a free copy of our 2009 Form 10-K from:

Natus Medical Incorporated

Attn: Investor Relations

1501 Industrial Road

San Carlos, CA 94070

(650) 802-0400

Our 2009 Annual Report on Form 10-K is also available on our website at www.natus.com and at the website of the Securities and Exchange Commission at www.sec.gov.

We will also furnish any exhibit to our 2009 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the annual meeting?

A:	The following items will be voted on at the annual meeting:

•	The election of two directors for a term of three years;

•	The ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors for the year ending December 31, 2010; and

•	Other business that properly comes before the annual meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors for the year ending December 31, 2010.

Q:	What shares can I vote?

A:

Each share of Natus common stock issued and outstanding as of the close of business on April 5, 2010, the Record Date, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of that date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held by you as the beneficial owner through a broker, trustee or other nominee, such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date we had approximately 28,443,363 shares of common stock issued and outstanding, and each outstanding share is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Rather than holding shares in their own name, as a stockholder of record, most Natus stockholders hold their shares beneficially through a broker, trustee or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record and these proxy materials are being sent directly to you by Natus. As the stockholder of record, you have the right to grant your voting proxy directly to Natus or to vote in person at the meeting. Natus has enclosed or sent a proxy card for you to use.

Beneficial Owner—If your shares are held in a brokerage account or by another nominee you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. Under recent amendments to New York Stock Exchange rules, brokers no longer have discretion to vote their clients’ shares on a number of important matters, including the election of directors. If you do not instruct your broker how to vote on the election of directors this year, your shares will not be counted.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. The Notice of Internet Availability of Proxy Materials provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, directions on how to vote are set forth below and included on your proxy card. For shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee will include instructions on how to vote by telephone, Internet or by mail.

By Internet—Stockholders of record of Natus common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name may direct the voting of their shares by accessing the website specified on the voting instruction cards provided by their broker, trustee or nominee. Please check the voting instruction card for Internet voting availability.

By Telephone—Stockholders of record of Natus common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name and live in the United States or Canada may direct the voting of their shares by phone by calling the number specified on the voting instruction cards provided by their broker, trustee or nominee. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Natus common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Natus stockholders who hold shares beneficially in street name may vote by mail by completing, dating and signing the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes your earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Natus or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	A majority of shares of our common stock entitled to vote must be present in person or represented by proxy to meet the quorum requirement for holding the annual meeting and transacting business. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not return my proxy card?

A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters, such as the ratification of auditors. However, your broker does not have authority to vote unvoted shares on “non-routine” matters, such as the election of directors. If you do not give a proxy to vote your shares, your broker cannot vote your shares on the election of directors, which will leave your shares unvoted.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected. Our Corporate Governance Principles and Practices provide that if a nominee for election to the Board of Directors had a greater number of votes “withheld” than the number of votes cast for his or her election, such director shall tender his or her resignation from the Board and the Nominating and Governance Committee will determine the action to be taken with respect to such tendered resignation.

The proposal for ratification of the independent auditors requires a “FOR” vote by a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to the Board and “FOR” ratification of the independent auditors).

Q:	Is cumulative voting permitted for the election of directors?

A:	Yes. Every stockholder voting to elect a director may cumulate such stockholder’s votes and give to one of the candidates to be elected a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder is entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. In their discretion, the proxy holders may, when voting for directors, cumulate the votes represented by the proxies received. No stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the annual meeting, prior to the voting, of the intention to cumulate the stockholder’s votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy using the enclosed form, the persons named as proxy holders, James B. Hawkins and Steven J. Murphy, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates that may be nominated by the Board of Directors.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive. This year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy

Materials and, if applicable, a single set of annual reports and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report or other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding.

Q:	How may I obtain an additional set of voting materials?

A:	If you wish to receive an additional set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials from our principal executive offices at:

Natus Medical Incorporated

Attn: Investor Relations

1501 Industrial Road

San Carlos, CA 94070

650-802-0400

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Natus is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce the final voting results at the Annual Meeting and publish the final results in a current report on Form 8-K within four business days of the date the Annual Meeting ends, unless final results are unavailable in which case we will publish the preliminary results in such current report on Form 8-K. If final results are not filed with our current report on Form 8-K to be filed within four business days of the date the Annual Meeting ends, the final results will be published in an amendment to our current report on Form 8-K within four business days after the final voting results are known.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:	Although the deadline for submitting proposals or director nominations for consideration at the 2010 annual meeting has passed, you may submit proposals and director nominations for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Natus proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of Natus at our principal executive offices no later than January 7, 2011. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the Natus proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Natus Medical Incorporated

Attn: Corporate Secretary

1501 Industrial Road

San Carlos, CA 94070

For a stockholder proposal that is not intended to be included in the Natus proxy statement under Rule 14a-8, the stockholder must provide the information required by, and give timely notice to the Corporate Secretary of Natus in accordance with, Section 2.3(b) of the Company’s Bylaws. For the 2011 annual meeting of stockholders, any such notice must be received by the Company not later than the close of business on April 4, 2011, provided that if the date of the 2011 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting (which is the date contemplated in setting the notice provisions for the 2011 annual meeting) then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2011 annual meeting.

Recommendation and Nomination of Director Candidates: The Nominating and Governance Committee will consider recommendations for candidates to be considered for nominations to the Board from stockholders who are entitled to vote in the election of directors at the annual meeting. A stockholder that desires to recommend a candidate for election to the Board should see the section entitled “Corporate Governance Principles and Board Matters; Policy for Director Recommendations and Nominations” below in this proxy statement.

A stockholder that instead desires to nominate a person directly for election to the Board must meet all of the deadlines and information requirements set forth in Section 2.3(c) of the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission. For next year’s annual meeting of stockholders, any such nomination must be received by the Company not later than the close of business on April 4, 2011, provided that if the date of the 2011 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting, then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2011 annual meeting.

If you would like a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, please contact the Corporate Secretary of Natus Medical Incorporated at our principal executive offices.

PROPOSALS

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail below. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions.

Proposal No. 1—Election of Directors

The Board is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at each meeting. There are two nominees for election to the Board this year—Robert A. Gunst and James B. Hawkins. Each of the nominees is presently a member of the Board whose term expires at the meeting. Information regarding the business experience and age as of the record date of each nominee and other members of the board is provided below. Each of the directors elected will serve a three-year term until our annual meeting in 2013 and until their respective successors are elected. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Our Board recommends a vote FOR the election to the Board of each of Mr. Gunst and Mr. Hawkins.

Vote Required—The two persons receiving the highest number of “for” votes represented by shares of Natus common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected. Our Corporate Governance Principles and Practices provide that if a nominee for election to the Board of Directors had a greater number of votes “withheld” than the number of votes cast for his or her election, such director shall tender his or her resignation from the Board and the Nominating and Governance Committee will determine the action to be taken with respect to such tendered resignation.

Nominees for Election

Robert A. Gunst Director since 2004 Age 61	Mr. Gunst joined the Board of Directors in June 2004 and he was appointed Chairman in September 2004. Mr. Gunst is currently a private investor. From 1990 to 1999, Mr. Gunst served as the President and Chief Executive Officer of The Good Guys, Inc. During the past five years, Mr. Gunst has also served on the boards of directors of Phoenix Footwear Group, Inc. (NYSE Amex: PXG), PortalPlayer, Inc., which was acquired by NVIDIA Corporation in January 2007 and AmNet Mortgage, Inc., which was acquired by Wachovia Corp. in December 2005. He holds a Bachelor of Arts degree in Economics from Dartmouth College and a Masters Degree in Business Administration from the University of Chicago’s Graduate School of Business. Mr. Gunst brings to the Board knowledge and experience gained from decades of managing and directing public and private companies across several industries.

James B. Hawkins Director since 2004 Age 54	Mr. Hawkins joined Natus as President, Chief Executive Officer, and Director in April 2004. Prior to joining Natus, Mr. Hawkins was President, Chief Executive Officer, and a Director of Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, and its predecessor, from 1985 through January 2004. Mr. Hawkins also served as Secretary of Invivo from 1986 until January 2004. Mr. Hawkins is a director of IRIDEX Corporation (Nasdaq: IRIX). He earned his undergraduate degree in Business Commerce from Santa Clara University and holds a Masters of Business Administration degree from San Francisco State University. Mr. Hawkins’ brings to the Board highly relevant leadership experience in the medical technology industry as well as a unique perspective on our operations due to his position as our President and Chief Executive Officer.

Continuing Directors

Doris E. Engibous Director since 2004 Age 55	Ms. Engibous has served as President and Chief Executive Officer of Hemosphere, Inc. (formerly GRAFTcath), an early commercialization stage medical technology company, since September 2004. From August 2003 to September 2004, Ms. Engibous served as a consultant and advisor to medical technology companies. Ms. Engibous served as President of Nellcor, a Tyco Healthcare Group/Tyco International, Ltd. (now Covidien) business from 2000 through August 2003. Ms. Engibous currently serves on the board of directors of National Kidney Foundation serving Minnesota, the Dakotas and Iowa. She holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan. Ms. Engibous brings to the Board knowledge of organizational and operational management as well as executive leadership experience relevant to a healthcare industry public company.

William M. Moore Director since 1987 Age 61	Mr. Moore is one of our co-founders. Mr. Moore has served as the Managing Partner of Alpine Partners LLC since May 2008 as well as from 2003 to 2004. From 2004 until May 2008 Mr. Moore was a special limited partner for medical technology at Blue Line Partners, a private equity firm. Mr. Moore currently serves on the boards of directors of IRIDEX Corporation (Nasdaq: IRIX) and Urologix Inc. (Nasdaq: ULGX) and served on the board of directors of Criticare Systems, Inc. from 2006 until it was acquired by Opto Circuits (India) Limited in April 2008. Mr. Moore holds a Bachelor of Science degree in Business from the University of Utah. Mr. Moore brings to the Board more than 25 years of executive experience in the worldwide medical technology field, particularly in the areas of sales, marketing, and product development.

Kenneth E. Ludlum Director since 2002 Age 56	Mr. Ludlum is currently an advisor to and board member of medical device companies. Mr. Ludlum served as Senior Vice President and Chief Financial Officer of Paracor Medical Systems, Inc. from April 2008 to September 2009. From August 2007 through December 2007 he was the Chairman of the board of directors of AtheroMed, Inc. From March 2007 through August 2007 he served as Senior Vice President and Chief Financial Officer of Zonare Medical Systems. From 2005 through early 2007, Mr. Ludlum was an investor, advisor and board member for several medical technology companies. He was President, Chief Executive Officer, and Chairman of the board of directors of Revivant Corporation from June 2003 until its sale to Zoll Medical Corporation in October 2004. Prior to that, he was Chief Financial Officer of Perclose, Inc.. Mr. Ludlum currently serves on the boards of directors of several private medical technology companies and was a director of Thermage, Inc. (Nasdaq: THRM) from March 2004 to July 2007. He holds a Bachelor of Science degree in Business from Lehigh University and a Masters of Business Administration degree from Columbia University. Mr. Ludlum brings to the Board many years of experience as an executive and board member of dynamic medical technology companies. His service as chief financial officer at several public companies has provided him with extensive financial and accounting experience, and knowledge of accounting principles, financial reporting rules, and regulations. With his background in investment banking he also brings a unique perspective to the Board.

Mark D. Michael Director since 2004 Age 58	Mr. Michael is currently a private investor, director, and consultant. He has served as the Senior Executive Advisor to Control Risks Group since March 2007. From October 2003 until March 2007, Mr. Michael acted as a private investor and consultant. Mr. Michael was Senior Vice President Legal, General Counsel, and Secretary of 3Com Corporation (Nasdaq: COMS) from 1997 through September 2003. Mr. Michael serves on the board of directors of Nollenberger Capital Partners, Inc. He holds a Bachelor of Arts degree in History from Stanford University and a Juris Doctorate from the University of California Los Angeles School of Law. Mr. Michael brings to the Board a strong mix of legal, global business, and financial acumen critical to a large public company. With his experience as the general counsel of 3Com he also brings a unique perspective to the Board.

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit Natus’s consolidated financial statements for the year ending December 31, 2010.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors is not required by applicable law, our certificate of incorporation, our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Natus and its stockholders.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Auditor Fees Incurred by Natus in 2009 and 2008

Fees for professional services provided by our independent registered public accounting firm in the past two years are:

	2009	2008
Audit Fees (1)	$1,361,565	$1,579,000
Audit-Related Fees (2)	159,127	124,000

Total	$1,520,692	$1,703,000

(1)	Audit services fees are fees for the annual audit of our consolidated financial statements. Audit services fees also include the audit of our internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q. This category also includes fees for services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related valuation allowances, consents, and assistance with and review of documents filed with the Securities and Exchange Commission, and in 2008 included the review of Forms S-3, associated comfort letters, and other services related to two stock offerings.
(2)	Audit-related fees are fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes primarily fees for assistance in financial due diligence and attestation services related to mergers and acquisitions, and for 2009 fees for statutory audits of foreign subsidiaries for which there were no similar fees in 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Board recommends a vote FOR the ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as Natus’ auditors for the year ending December 31, 2010.

If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors for the year ending December 31, 2010 requires the affirmative vote of a majority of the shares of Natus common stock present in person or represented by proxy and entitled to be voted at the meeting.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Natus is committed to having sound corporate governance principles. Having such principles is essential to running our business effectively and to maintaining our integrity in the marketplace. Our Code of Business Conduct and Ethics which applies to all Natus employees, including our principal executive officer and principal financial officer, is available on our Internet website at http://www.natus.com. The Code of Business Conduct and Ethics can be found in the ‘Governance” section of our “Investor” webpage. Our Code of Business Conduct and Ethics complies with the rules of the SEC and the listing standards of the Nasdaq Stock Market. We have also adopted complaint procedures for accounting and auditing matters. Concerns relating to accounting, internal accounting controls or auditing matters may be brought to the attention of our Audit Committee through our anonymous reporting system described in the Code of Business Conduct and Ethics.

Board Independence

The Board has determined that, except for James B. Hawkins, our President and Chief Executive Officer, each of our current directors has no material relationship with Natus (either directly or as a partner, shareholder or officer of another organization that has a material relationship with Natus) and is independent within the meaning of the Nasdaq Stock Market (“Nasdaq”) director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Natus (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Natus) and is “independent” within the meaning of the Nasdaq director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules.

Board Structure and Committee Composition

As of December 31, 2009, our Board had six directors divided into three classes with each class being equal in number and with a three-year term for each class. As of December 31, 2009, the classes were comprised as follows:

Nominees for director whose terms will expire in 2010	Present directors whose terms expire in 2011	Present directors whose terms expire in 2012
Robert A. Gunst	Kenneth E. Ludlum	Doris E. Engibous
James B. Hawkins	Mark D. Michael	William M. Moore

We do not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as we believe it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having an independent director serve as Chairman is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent members of the Board in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The membership during the last year and the function of each of the committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on our Internet website at http://www.natus.com. The charters can be found in the “Governance” section of our “Investor” webpage. During 2009, each director attended at least 75% of all Board and applicable committee meetings.

Name of Director	Board	Audit	Compensation	Nominating and Governance
Non-Employee Directors
Doris E. Engibous	X		X	X
Robert A. Gunst	X	X	X
Kenneth E. Ludlum*	X	X
Mark D. Michael	X	X		X
William M. Moore	X		X	X

Employee Director
James B. Hawkins	X
Number of Meetings in 2009	5	8	7	2

X  = Committee Member

*	The Board has determined that Mr. Ludlum is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission.

We encourage our directors to attend our annual meeting of stockholders and we typically hold a regularly scheduled meeting of our board of directors on the same day as the annual stockholders meeting. All of our directors attended the 2009 annual meeting of stockholders.

Audit Committee

The Audit Committee oversees and monitors our accounting and financial reporting processes, our financial statement audits, audits of our internal controls over financial reporting, the qualifications, independence and performance of our independent registered public accounting firm, and our internal accounting and financial controls. The Committee also pre-approves audit and non-audit services, reviews, approves and monitors our Code of Business Conduct and Ethics with respect to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, and establishes procedures for receiving and handling complaints regarding accounting, internal accounting controls, or auditing matters. The report of the Audit Committee for 2009 is included in this proxy statement. The charter of the Audit Committee is available on our corporate website.

Compensation Committee

The Compensation Committee is responsible for determining or recommending to the Board of Directors salaries, incentives and other forms of compensation for executive officers and other employees and administers various incentive compensation and benefit plans. The charter of the Compensation Committee is available on our corporate website.

Under Delaware law the Compensation Committee has the ability to delegate powers to a subcommittee of its members. The Board of Directors may also delegate the right to grant certain equity awards to one or more officers of the Company, provided that such officer may not make awards to himself, and our Board of Directors has authorized our Chief Executive Officer to make aggregate grants not to exceed a specified threshold to employees who are not officers of Natus. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our executive officers and participates in the discussions of executive compensation other than the Compensation Committee’s decision-making processes with respect to the Chief Executive Officer’s compensation. Additional information about the Compensation Committee’s use of consultants and its processes is provided below under Compensation Discussion and Analysis.

Nominating and Governance Committee

The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board of Directors as well as evaluate the composition, organization and governance of the Board of Directors and its committees and to develop and recommend corporate governance principles and policies. The Nominating and Governance Committee also supervises the Board of Directors’ annual review of director independence and the Board’s performance self-evaluation. The charter of the Nominating and Governance Committee is available on our corporate website.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, the Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. The Board performs these functions in a number of ways, including the following:

•	At its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy, and discusses risks related to the business;

•

Our Audit Committee assists the Board in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

Through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks.

Policy for Director Recommendations and Nominations

The Nominating and Governance Committee will consider board candidates recommended by Board members, management, and security holders. Stockholders may submit their recommendations by confidential email to BoardofDirectors@natus.com; or mail to the Chairman of our Nominating and Governance Committee, or to the Chairman of the Board of Directors, care of: Corporate Secretary, Natus Medical Incorporated, 1501 Industrial Road, San Carlos, CA 94070.

A stockholder seeking to recommend a nominee to the Nominating and Governance Committee should provide the information required by our Bylaws for stockholders directly nominating a person for election as a director at a stockholders’ meeting.

Our Bylaws also contain procedures by which stockholders may submit nominations for election at the Annual Meeting of Stockholders. Stockholders may receive a copy of our Bylaws by making a written request to the Secretary of the Company. We did not receive any recommendations for nominees from stockholders for consideration in this Proxy Statement.

Listed below are the minimum qualifications that the Nominating and Governance Committee believes must be met by all board nominees:

•

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, health care, and technology, and in areas that are relevant to our global activities;

•

Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Natus Board; and

•

Director nominees must have demonstrated a history of good business judgment, and possess financial and governance literacy. They must have the experience and the value-adding temperament to be good outside directors of a public company.

The following are specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of the Company’s directors to possess:

•	Experience with a publicly traded company as a proactive and diligent outside director desirable;

•	Proven ability to understand the dynamic between management and Board members, and to effectively manage that dynamic for the benefit of the Company is important;

•	Experience with Wall Street, transactions, and managing operations is helpful; and

•	Some understanding of the medical device market is also helpful.

Members of the Nominating and Governance Committee will use their professional contacts to identify nominees. If necessary, outside recruiters will also be used. The Chairman of the Nominating and Governance Committee will collect and organize the data on potential nominees, and with the help of the Secretary of the Company will undertake initial due diligence evaluation into nominee qualifications and background. Members of the Nominating and Governance Committee, as well as the Chairman of the Board of Directors and all Board members, will interview those candidates that are nominated by the Committee. The full Board votes to approve nominees after considering the recommendation of the Nominating and Governance Committee.

While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business.

Certain Relationships and Policies on Related Party Transactions

The Company has adopted and maintains a Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Company’s Board of Directors, all executive officers of the Company, and to all other persons who are employees of the Company. This Code covers matters that the Company believes are supportive of high standards of legal and ethical business conduct, including those relating to fair dealing with those with whom the Company does business, the avoidance of conflicts of interest, confidentiality, the protection of corporate assets, special obligations applicable to those involved in our financial reporting, the Company’s obligation to make full, fair, accurate and timely disclosure in its filings with the Securities and Exchange Commission and in other public communications, compliance with laws, insider trading, and the reporting of violations of the Code. The Code can be found at the Company’s website, www.natus.com, under “Investors/Governance/Governance Policies.”

The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that would involve a conflict of interest, including:

•	Use of Company property

•	Dealings with customers and suppliers

•	Interests in or relationships with other companies

•	Dealings with relatives

•	Reporting obligations

•	Loans

The Code requires that covered persons report to the Company’s Chief Executive Officer any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgments. The Code does not expressly set forth the standards that would be applied in reviewing or approving transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit Committee of the Board of Directors, which is authorized by the Charter of the Audit Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, that the Audit Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mr. Moore, Ms. Engibous and Mr. Gunst. Mr. Moore was our Chief Executive Officer from April 1989 to May 1992. During 2009, Mr. Hawkins, our president and Chief Executive Officer, participated in discussions and decisions of the Compensation Committee regarding salaries and incentive compensation for our executive officers, but he was excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Communicating with our Board

Any stockholder of Natus or any other party interested in communicating with the Board may contact any of our directors by writing to them c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Stockholders may also communicate with the Board on a confidential basis by sending an email to BoardofDirectors@natus.com. The Nominating and Governance Committee has approved a process for handling stockholder communications received by the Company. Under that process, the corporate Secretary may review all stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to Natus and its operations, or to take other appropriate actions with respect to such communications.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 5, 2010, concerning:

•	Beneficial owners of more than 5% of Natus common stock;

•	Beneficial ownership by current Natus directors and nominees, and the named executive officers set forth in the “Summary Compensation Table”; and

•	Beneficial ownership by all current Natus directors and executive officers as a group.

The information provided in the table is based on Natus’ records, information filed with the Securities and Exchange Commission and information provided to Natus, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of May 28, 2010 (60 days after April 5, 2010) through the exercise of any stock option or other right. The address for those individuals for which an address is not otherwise provided is c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 28,443,363 shares of common stock outstanding on April 5, 2010 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after April 5, 2010.

SECURITY OWNERSHIP TABLE

Name and Address	Shares Owned	Right to acquire beneficial ownership under options exercisable within 60 days	Total Owned	Percent of Class
Principal Stockholders
Nierenberg Investment Management Company, Inc. 19605 NE 8th Street Camas, WA 98607 (1)	2,803,007	—	2,803,007	9.9%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (2)	2,380,957	—	2,380,957	8.4%

Directors, Nominees and Named Executive Officers
D. Christopher Chung, M.D. (3)	36,250	290,833	327,083	1.1%
Doris E. Engibous (4)	15,250	60,833	76,083	*
Robert A. Gunst (4)	10,500	55,833	66,333	*
James B. Hawkins (5)	175,568	609,417	784,985	2.7%
Kenneth E. Ludlum (6)	58,950	13,333	72,283	*
Mark D. Michael (4)	20,250	60,833	81,083	*
William L. Mince (7)	65,750	130,833	196,583	*
William M. Moore (8)	122,952	80,833	203,785	*
Steven J. Murphy (9)	49,049	205,833	254,882	*
Kenneth M. Traverso (10)	103,695	390,833	494,528	1.7%
All Directors and Executive Officers as a group (10 persons) (11)	658,214	1,899,414	2,557,628	8.4%

*	Represents holdings of less than one percent.
(1)	Based on information reported on Form 13-G/A filed with the Securities and Exchange Commission on March 8, 2010. Nierenberg Investment Management Company, Inc. is the general partner of several entities that hold our common stock, including the D3 Family Bulldog Fund L.P., the D3 Offshore Fund L.P., the D3 Family Fund L.P., and the D3 Family Canadian Fund L.P., collectively, the D3 Family Funds. Nierenberg Investment Management Company has sole voting and investment power with respect to all of these shares.
(2)	Based on information reported on Schedule 13-G filed with the Securities and Exchange Commission on January 29, 2010 by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. BlackRock has sole voting and investment power with respect to all of these shares.
(3)	All shares subject to a right of repurchase by the Company that expires as to 8,750 shares in August 2010, 15,000 shares in August 2011, 7,500 shares in August 2012, and 5,000 shares in August 2013.

(4)	Includes 8,500 shares subject to a right of repurchase by the Company that expires on June 16, 2010.
(5)	Includes 131,000 shares subject to a right of repurchase by the Company that expires with respect to 29,750 shares in August 2010, 54,375 shares in August 2011, 28,125 shares in August 2012, and 18,750 shares in August 2013.
(6)	Includes 4,000 shares held by The Ludlum Family Trust and 8,500 shares subject to a right of repurchase by the Company that expires on June 16, 2010.
(7)	Includes 2,500 shares held in a 401(k) for Mr. Mince’s benefit and 36,250 shares subject to a right of repurchase by the Company that expires as to 8,750 shares in August 2010, 15,000 shares in August 2011, 7,500 shares in August 2012, and 5,000 shares in August 2013.
(8)	Includes 99,892 shares held by The Moore Family Trust and 4,150 shares held by Mr. Moore’s spouse. Also includes 8,500 shares subject to a right of repurchase by the Company that expires on June 16, 2010.
(9)	Includes 36,250 shares that are subject to a right of repurchase by the Company that expires as to 8,750 shares in August 2010, 15,000 shares in August 2011, 7,500 shares in August 2012, and 5,000 shares in August 2013.
(10)	Includes 8,572 shares held by the Traverso Family Trust, 10,500 shares held in an IRA for the benefit of Mr. Traverso and 4,100 shares held in an IRA for the benefit of Mr. Traverso’s spouse. Also includes 36,250 shares subject to a right of repurchase by the Company that expires as to 8,750 shares in August 2010, 15,000 shares in August 2011, 7,500 shares in August 2012, and 5,000 shares in August 2013.
(11)	Includes all shares referenced in notes 3 through 10 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2009, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us, and the written representations of our directors, executive officers and 10% stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

General

Our executive compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our Company on both a short-term and long-term basis.

Our Business and Our Compensation Philosophy

We believe that opportunities exist for us to increase stockholder value by increasing the revenue base, and by doing so the income earning capacity, of our company. We seek growth in two ways, through organic growth involving, primarily, the introduction of existing products into new markets and the internal development of new products, and through acquisitions of complementary products and businesses. Our business plans challenge our executives to seek growth through both of these means, and we expect over time to achieve a higher level of growth than could be achieved through either of them alone. Further, we expect our business, including the businesses that we acquire, to be operated efficiently so that earnings can grow as we increase revenue.

Pursuit of this business model is demanding on our executives. They must implement efforts to enhance sales opportunities of existing products, oversee effective and efficient new product development and enhancements, successfully identify and complete the acquisition of complementary products and businesses and integrate these operations with our existing businesses, as well as conduct our business in an efficient manner.

In consideration of these factors, the primary objectives of our executive compensation are:

Retain Qualified Executive Talent.    We have increased our revenue over five-fold from 2003 to 2009 and during this period completed ten acquisitions of companies with principal offices in five different countries, and believe that maintaining continuity within our executive team has contributed significantly to our ability to achieve this growth. Our business is competitive and our headquarters are in an area where there is significant competition for executive talent. In light of these factors, a key objective of our compensation is to allow us to retain qualified executives. We believe that our ability to keep our senior executive team intact over the past six years reflects some measure of success of our compensation programs.

Attract Qualified Executives.    While we have had no significant changes in our executive staff over the last five years, we understand that we may find it in our interests to, or may be required to, add new individuals to our executive team. This may especially be the case if we continue to grow our business and thereby increase the level of skills needed to manage it and the size of the management team charged with doing so. For us to be appropriately positioned to attract new talent as needed, we must be prepared to, and perceived as an employer that is willing to, offer competitive compensation.

Link Compensation to Achievement of Our Business Objectives.    We believe that earnings growth is the performance factor most capable of increasing stockholder value for the company. As a result, we believe that a significant portion of the current period cash compensation that our executives are eligible to receive should be tied to attainment of the earnings target incorporated into our annual business plan, and that if we achieve our plans our executives should be rewarded commensurately.

Provide Direct Incentives for the Enhancement of Stockholder Value Over the Long Term.    The effectiveness of our management in operating our business has a strong influence on the value of our common stock over time. We believe that our executives should be positioned to share, with our stockholders, in the gains and losses from changes in the value of our common stock over time and that this form of compensation will further motivate our executives to seek to increase long-term stockholder value.

Elements of Compensation

Our executive officers’ compensation currently has two primary elements of compensation: (i) cash compensation in the form of salary and annual incentive awards, and (ii) equity awards in the form of stock option grants and restricted stock awards. In addition, we provide our executive officers with benefits that are available generally to all salaried employees.

We believe that we would impair our ability to retain our executives or, as required, attract new executives if we did not offer a competitive salary. As such, our goal is to provide salaries that are sufficient to make us reasonably confident of our ability to retain our executive team without overpaying. We further believe that a substantial portion of the cash compensation that our executives are eligible to receive should be directly tied to corporate performance. We believe that our annual business plans represent reasonably challenging targets. Our long-term equity-based incentive awards are designed to provide a competitive compensation package and to motivate our executives to increase stockholder value. We explain below with greater specificity how the Compensation Committee determines the amount paid or granted under such element.

In establishing compensation, we take into account the compensation that is payable by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives. To this end, our Compensation Committee works with management and an outside compensation consultant to define the criteria used to identify appropriate market comparisons for establishing compensation levels and the mix of salary, incentive compensation, and equity compensation. When determining our peer companies, we focus on identifying companies with whom we compete directly for customers and employees, as well as other medical device companies, and in particular focus on companies headquartered in the San Francisco Bay Area. In addition, we select companies that are similar to our size, limiting the peer group to companies whose annual revenue is within a range of approximately .5x to 2.0x our revenue run rate during our fourth fiscal quarter.

Each year the Compensation Committee considers whether it is necessary to have a formal report produced by a compensation consultant for all of the peer group companies. In the years a formal report is not produced, the Compensation Committee directs the consultant to review the prior report and compensation changes reported by the peer companies in the following year or years in helping the Committee arrive at compensation levels relative to the peer group that are consistent with our goals as described below. We received a formal report from our consultant in late 2007. The peer companies that we reviewed at that time were: Abaxis; Accuray; Analogic; Aspect Medical; Cardiac Science; Cholestech; Digirad; Possis; Sonosite; Thoratec; Vital Signs; and Zoll Medical. For the purpose of establishing the components of compensation as described below relative to the peer group’s compensation, Towers Watson, our compensation advisor, considered compensation for the most recently completed fiscal year for which the respective peer group companies have provided compensation information in their proxy materials.

Towers Watson has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of our Compensation Committee chair and in the capacity of our Compensation Committee’s agent. To date, Towers Watson has not undertaken any projects for management.

In determining the compensation of each of our executive officers, other than the Chief Executive Officer, our Compensation Committee considers the recommendations of the Chief Executive Officer.

We view the cash and equity elements of compensation as distinct. We think that each of these main components must be perceived by our executives as competitive with the corresponding compensation element paid by our peer companies. Within our cash compensation, the salary and incentive payments are linked in terms of benchmarking. We structure our salaries to be approximately the median of our peer companies and our incentive plan is designed so that cash bonus payments at the target level would provide aggregate cash compensation (that is, salary plus bonus) at approximately the median level of our peer companies and aggregate cash payments at approximately the 75th percentile of the peer group if incentive payments were paid at the highest level.

We used the median level as our benchmark for salaries and aggregate cash consideration, as we thought this would be sufficient to achieve our retention goals. We used the 75th percentile as the target for the high end of aggregate cash compensation because we adopt business plans that are a challenge for us to achieve, and we believe that if our executives exceed the demanding targets in these plans they should be eligible to receive higher levels of compensation. This being the case, we have not undertaken to determine the extent to which our performance targets are more or less difficult to achieve than those of our peer group because we did not think that it would be feasible to do so.

We view our compensation decisions as an exercise in paying competitive compensation, with desired performance goals, on an annual basis. Our cash compensation is not tied to performance beyond one year. Our equity awards vest over a period of time and as such are impacted by the value of our common stock over the life of the option or the vesting period of the restricted stock, as the case may be. We do not take account of prior wealth accumulation by our executives from the receipt of cash on exercise or vesting of equity awards as we do not believe these prior period returns provide a significant motivation or retention benefit in the current period. Further, we do not set the compensation of our executives at any multiple or ratio to the compensation of other executives or employees. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and immediate compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, other than as described below for the manner in which we make stock option and restricted stock awards to executives.

Our Compensation Committee’s current intent is to perform on a regular basis a strategic review of our executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to comparable officers in our peer group companies.

Cash Compensation Element

As noted above, we seek to pay base salaries that approximate the median level of our peer group. Annual increases in base salary are determined on an individual basis, primarily based on market data. We may also adjust salary up or down if we think such a change is merited on the basis of the officer’s personal performance, but did not make any such adjustments for 2009 or 2008. Our executive officers did not receive salary increases in 2009, partly based on then-current market and economic conditions, but did receive salary increases in 2008 ranging from 4% to 16% over their salaries for 2007.

Our 2009 incentive plan was, and our 2010 incentive plan is, based on the attainment of the pre-tax earnings measure that is contained in the business plan approved by our board of directors for the operation of our business for the full year. We choose this single metric because we believe that over time our earnings are the key driver of stockholder returns. We chose pre-tax earnings in particular as various factors, some of which we have limited ability to control, impact our effective tax rate. The complexity of our tax situation is further discussed in Management’s Discussion and Analysis in our Annual Report on Form 10-K. For purposes of our annual incentive plan, the pre-tax earnings target is adjusted if our actual results are affected by discrete events that we did not anticipate, and if we believe these are events for which our management should not bear the responsibility or the benefit in the current period, by adjusting the pre-tax earnings target up or down based on the estimated impact of those events. We also may adjust individual compensation based on our assessment of individual performance. We believe that the use of a single metric for all executives motivates our executives to work cohesively to achieve our goal and think the benefits of this concerted effort among our executive team outweigh the benefits that we could expect to achieve from the marginal additional performance that we could possibly motivate on an individual basis with personal performance targets.

In January 2009, our Compensation Committee approved the 2009 Cash Incentive Plan for our executive officers. The target performance factor under our 2009 Cash Incentive Plan was set based on our achieving the GAAP income before provision for income tax target contained in the 2009 business plan adopted by our Board of Directors in January 2009, which was $27.7 million. The target bonus for our Chief Executive Officer was set at 75% of 2009 base salary and the target bonus for Dr. Chung and Messrs. Mince and Murphy was set at 40% of their respective 2009 base salaries. The target bonus for Mr. Traverso was set at 27% of his 2009 base salary.

Under the 2009 Cash Incentive Plan, if the income before provision for income tax presented in our GAAP based financial statements, as adjusted (“adjusted GAAP results”), is 100% of the pre-tax profit contained in the business plan (the “business plan profit”) then the bonus amount is the target amount. If the adjusted GAAP results is less than 85% of the business plan profit then no bonus is payable under the plan. If the adjusted GAAP results are between 85% and 115% of the business plan profit, then the bonus payable under the plan is adjusted linearly from 50% of the target amount to 150% of the target amount. The Chief Executive Officer’s cash bonus could have ranged from 37.5% to a maximum of 112.5% of 2009 base salary, and the cash bonuses for Dr. Chung and Messrs. Mince and Murphy could have ranged from 20% to a maximum of 60% of their respective 2009 base salaries. Mr. Traverso’s cash bonus could have ranged from 13.5% to 54% of his 2009 base salary.

Our 2009 GAAP income before provision for income tax, as adjusted to eliminate revenues and expenses associated with 2009 acquisitions, did not meet the threshold for payment of incentive compensation under the plan; however, at a March 2010 meeting the compensation committee approved incentive payments of 68% of the target bonus amounts.

While bonuses were not earned under our 2009 Cash Incentive Plan, our Compensation Committee determined that it was appropriate to award our named executive officers with discretionary cash bonuses for the following reasons. As an initial matter the Compensation Committee considered the factors surrounding the establishment of the pre-tax earnings target for 2009. In particular, the Compensation Committee noted that earnings targets for the 2009 Cash Incentive Plan were set as part of our original business plan adopted in January 2009, which was before we fully realized the impact of the global economic downturn on our business. Reflective of our assessment of the impact of worse-than-anticipated economic conditions, we modified our 2009 business operating plan near the end of the first quarter of 2009 to reduce revenue and earnings targets and publicly revised our previously announced revenue and earnings guidance for 2009 early in our second quarter of 2009. However, we did not at that time make corresponding adjustments to the targets under our 2009 Cash Incentive Plan.

The Compensation Committee next considered the actual performance in 2009. It took note of our named executive officers’ efforts in helping us to exceed our revised earnings guidance through implementing cost controls and aggressively pursuing sales opportunities. The Committee further considered that it was in our interest that executives and other employees believe that they could still earn bonus compensation for a fiscal year if events in the early part of the year made the attainment of earnings targets unrealistic. The Committee also took account of the Company’s intention to pay bonuses to other management-level employees at a rate of approximately two-thirds of target levels. The Committee concluded that awarding discretionary bonuses in this situation was appropriate to recognize the commendable performance of our named executive officers during difficult economic times.

In December 2009, the Compensation Committee approved the 2010 salaries for the executive officers. No increases were made from their salaries for 2009.

At a December 2009 meeting, the Committee approved the 2010 incentive plan. The plan has the same percentage minimums, targets and maximums for each of the executive officers as described above for the 2009 incentive plan; however, the range of actual results compared to the amount of pre-tax profit contained in the 2010 business plan was widened to 80% of the business plan profit to 120% of the business plan profit, with the an amount within the range calculated as described above. In addition to his 2010 base salary, Mr. Traverso will receive payments made pursuant to a sales commission plan that is paid on a regular basis with a target amount of $65,000, and a minimum and maximum of $32,500 and $97,500, respectively. Payment of any bonus under the 2010 incentive plan is, once again, based on the attainment of adjusted GAAP results compared to the pre-tax profit contained in the Company’s 2010 business plan.

We believe that the 2010 business plan was developed using the same philosophy as was employed in setting the plans for 2009 and 2008.

Equity-Based Compensation Element

Equity based compensation provides employees with a common interest with our stockholders to increase the value of our common stock. Equity awards are granted to employees, including our executive officers, in the form of stock options and restricted stock, which in the case of options are granted with an exercise price equal to the fair market value on the date of grant. Stock options have value only if the stock price increases over time and the value of restricted stock awards increases over time as the stock price increases. In addition, equity grants help retain key employees because they typically cannot be fully exercised or are subject to a right of repurchase for four years and, in the case of options, if not exercised, are forfeited if the employee leaves the employ of the Company. The four-year vesting schedule also helps focus our employees on long-term performance. In 2006, our Board of Directors reduced the term of options that we grant from ten years to six years in order to reduce the expense of such options under Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”).

We intend to grant equity awards to our executives having a fair market value that is consistent with the median value of equity awards made by our peer group. Since 2006, we have sought to achieve this through stock option grants and restricted stock awards, with each form of the annual award representing approximately half of the targeted value for that year.

Equity-based compensation is granted to executive officers when the executive first joins us. Additional equity based compensation may be granted in connection with a significant change in responsibilities. Further, we typically make annual equity awards to our executive officers, as was the case in 2009 based on the factors noted above. The committee’s procedure for timing of equity awards (restricted stock and stock options) provides assurances that grant timing is not being manipulated to result in a price that is favorable to employees. We generally expect to make annual equity awards at the Compensation Committee meeting held in connection with the Company’s annual meeting of stockholder’s. The exercise price for all option grants is the closing price on the last completed day of trading prior to the meeting of the Compensation Committee at which the options are granted.

Employment Agreements and Change in Control Arrangements

We entered into employment agreements with William M. Mince and Kenneth M. Traverso in November 2002, with D. Christopher Chung, M.D. in March 2003, with Steven J. Murphy in May 2003, all of which agreements were amended in December 2008, and with James B. Hawkins in April 2004, which agreement was amended in April 2008 and again in December 2008. Other than Mr. Hawkins, the terms of these agreements are substantially the same. Upon termination of employment for cause, death, or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect, which consist primarily of short-term disability and group life insurance benefits.

Should an officer’s, other than Mr. Hawkins’, employment with us terminate for other than cause, death or disability, the officer shall be entitled to:

•

Receive continuing payments of severance pay, less applicable withholding taxes, at a rate equal to the officer’s then current base salary rate for a period of twelve months commencing with the latest payroll date that is also within 70 days from the date of “separation from service” (with earlier commencement possible only if in compliance with Section 409A of the Internal Revenue Code and with payments that would have been made on earlier payroll dates, but for this provision, cumulated and paid on such payroll date);

•

The immediate vesting and exercisability of any unvested stock options, restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) eighteen months from the effective date of such termination, (ii) the date upon which the officer and the officer’s eligible dependents become covered under similar plans, or (iii) the date the officer no longer constitutes a “Qualified Beneficiary”, as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended.

These agreements also provide for the same severance benefits as above if the officer terminates his employment for “good reason” within 12 months following a change-in-control transaction. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for such employment agreements is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a change in the Board of Directors within a two year period such that fewer than a majority are incumbent directors, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, or the sale of all or substantially all of the assets of the Company.

Should Mr. Hawkins’ employment with us terminate for other than cause, death or disability, Mr. Hawkins shall be entitled to:

•	Receive a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes equal to his then current base salary;

•

The immediate vesting of any unvested stock options, restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) twelve months from the effective date of such termination, or (ii) the date upon which he or his eligible dependents become covered under similar plans.

Pursuant to the amendment to Mr. Hawkins employment agreement in April 2008, the agreement provides that if within twelve months of a change-in-control transaction Mr. Hawkins terminates his employment for “good reason” or is terminated without cause, then Mr. Hawkins will receive a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times the sum of (i) the greater of his then current base salary rate and his base salary rate in effect immediately prior to the change-in-control transaction and (ii) the greater of 100% of his target bonus then in effect and 100% of his target bonus as in effect immediately prior to the change-in-control transaction; (iii) continued provision of COBRA or similar benefits through the lesser of twenty-four months or the date upon which Mr. Hawkins becomes covered under similar plans; and (iv) the immediate vesting of unvested stock options, restricted stock and other equity awards. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a material reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for purposes of this employment agreement is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, stockholder approval of a plan to liquidate the Company, or the sale of all or substantially all of the assets of the Company.

To be eligible for termination benefits, the executive must comply with certain non-compete and non-solicitation provisions and retention is conditioned on execution of a release of claims.

The base salaries for our executive officers for 2009 were as follows: James B. Hawkins, $425,000; Steven J. Murphy, $250,000; D. Christopher Chung, $240,000; William M. Mince, $260,000; and Kenneth M. Traverso, $240,000.

We believe that these agreements appropriately balance our needs to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. We note that our change in control terms include so-called “double trigger” provisions, so that the executive is not entitled to the severance payment by the mere occurrence of the change in control. This feature, we believe, will be an incentive to the executive to remain in the employ of the Company if such continuation is required by our partner in a change in control transaction.

Our Amended and Restated 2000 Stock Awards Plan provides for the grant of options to purchase our common stock to employees and consultants. Prior to June 14, 2006, options granted to employees had a contractual term of ten years; options granted since June 14, 2006 have a contractual term of 6 years. The plans provide that after certain “change in control” events (as defined in the plan), including, for example, our merger with or into another corporation or the sale of all or substantially all of our assets, outstanding options may be assumed or equivalent options may be substituted, by the successor corporation. Thereafter, if the optionee’s status as our employee or employee of the successor corporation is terminated within 12 months other than by a voluntary resignation or termination for cause, the option may become fully exercisable. Further, if the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the option becomes fully vested and exercisable.

For further detailed financial information concerning the severance and change in control arrangements with our executive officers, please see the tabular information contained in the section entitled “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which we intend to be comparable to those provided at peer companies.

Accounting Treatment

We account for equity compensation paid to our employees under ASC Topic 718 which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure the cash compensation element of our incentive compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated executive officers of a company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). Our primary objective in designing and administering compensation policies is to support and encourage the achievement of our long-term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, we also intend to attempt to structure compensation programs such that compensation paid thereunder will be tax deductible by us. In general, stock options granted under our stock option plans are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. The Compensation Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering our compensation programs.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation of our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers (the “named executive officers”), all of whom were serving as executive officers of the Company as of December 31, 20091.

Name and Principal Position	Year	Salary	Bonus [3]	Stock Awards [4]	Option Awards [4]	Non- Equity Incentive Plan Compen- sation [5]	All Other Compen- sation [6]	Total
James B. Hawkins	2009	$425,000	$216,900	$804,750	$550,860	$—	$3,466	$2,000,976
President and Chief Executive Officer	2008	425,000	—	753,375	474,533	189,461	3,466	1,845,835
	2007	375,000	—	477,600	376,914	—	3,466	1,232,980

Steven J. Murphy	2009	250,000	68,000	214,600	146,896	—	4,306	683,802
Vice President Finance and Chief Financial Officer	2008	250,000	—	200,900	126,542	59,439	4,306	641,187
	2007	225,000	—	159,200	125,638	—	4,306	514,144

D. Christopher Chung, M.D.	2009	240,000	65,300	214,600	146,896	—	3,130	669,926
Vice President Medical Affairs and R&D	2008	240,000	—	200,900	126,542	57,061	3,130	627,633
	2007	230,000	—	159,200	125,638	—	2,920	517,758

William M. Mince	2009	260,000	70,700	214,600	146,896	—	4,306	696,502
Vice President North American Operations	2008	260,000	—	200,900	126,542	61,816	4,306	653,564
	2007	225,000	—	159,200	125,638	—	4,306	514,144

Kenneth M. Traverso [2]	2009	288,910	44,200	214,600	146,896	—	3,183	697,789
Vice President, Marketing and Sales	2008	309,011	—	200,900	126,542	38,516	3,183	678,152
	2007	299,000	—	159,200	125,638	—	3,130	586,968

(1)	Each of the named executive officers has an Employment Agreement with us that provided for an initial base salary that is subject to subsequent review and to adjustments. These agreements provide that the executive’s employment with us is on an “at will” basis. These agreements also provide for certain payments and other benefits upon termination of employment in certain circumstances, as further described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above, and in the “Potential Payments Upon Termination or Change in Control” section below.
(2)	For Mr. Traverso, the amount included in the “Salary” column consists of a base salary plus a commission that is based on sales of the Company that is paid quarterly during the year.
(3)	The amounts in this column represent discretionary cash bonuses approved by our compensation committee for 2009 performance that were paid in March 2010.
(4)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant-date fair value of the awards on the date of grant, computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. See the “Grants of Plan Based Awards Table” for more information regarding the equity awards granted by the Company in 2009. Refer to the “Compensation Discussion and Analysis” above for a discussion of these awards.
(5)	For 2008, the amounts shown represent amounts under our cash incentive plan for 2008 performance that were paid in March 2009. No bonuses were paid under our cash incentive plan for 2007 or 2009 performance. See the “Grants of Plan Based Awards Table” for more information regarding non-equity incentive plan compensation. Refer to the “Compensation Discussion and Analysis” above for a discussion of non-equity incentive plan compensation.
(6)	The amounts included in the “All Other Compensation” column consist of matching contributions paid by the Company into our 401(k) plan on behalf of the named executive officers and the value of group life insurance benefits.

GRANTS OF PLAN BASED AWARDS—FISCAL 2009

This table discloses the actual numbers of stock options and restricted stock awards granted to our Named Executive Officers in 2009 and the grant date fair value of these awards. It also captures estimated possible payouts under the Company’s 2009 non-equity incentive plan.

Name	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards [1]			All Other Stock Awards: Number of Shares of Stock or Units [2]	All Other Option Awards: Number of Securities Underlying Options [3]	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) [4]
		Threshold ($)	Target ($)	Maximum ($)
Mr. Hawkins	—	$159,375	$318,750	$478,125
	06/16/2009				5,000			804,750
	06/16/2009					50,000	10.73	550,860

Mr. Murphy	—	50,000	100,000	150,000
	06/16/2009				20,000			214,600
	06/16/2009					40,000	10.73	146,896

Dr. Chung	—	48,000	96,000	144,000
	06/16/2009				20,000		10.73	214,600
	06/16/2009					40,000		146,896

Mr. Mince	—	52,000	104,000	156,000	20,000
	06/16/2009					40,000	10.73	214,600
	06/16/2009							146,896

Mr. Traverso	—	35,100	70,200	105,300	20,000
	06/16/2009					40,000	10.73	214,600
	06/16/2009							146,896

(1)	Each of the named executive officers had a range of payouts targeted for 2009 non-equity incentive compensation under our 2009 Cash Incentive Plan, based on the Company’s performance as described in “Compensation Discussion and Analysis” above. No bonus payment was made under the 2009 Cash Incentive Plan.
(2)	Each of the named executive officers received a grant of restricted shares in 2009 that vest as follows: 50% in August 2011, 25% in August 2012, and 25% in August 2013.
(3)	Each of the named executive officers received a grant of stock options in 2009. Options were granted with an exercise price equal to the fair market value on the date of grant, which was based on the closing price of the Company’s common stock immediately prior to the award. The shares vest ratably over a 48 month period and may be exercised for six years from the date of grant. Refer to the “Compensation Discussion and Analysis” above for a description of our equity based compensation practices.
(4)	Represents the grant-date fair market value of restricted stock awards and stock options granted to the named executive officers in 2009 computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

Name	Option Awards [1]					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) [5]
Mr. Hawkins						131,000	$1,937,490
	18,750	131,250	$10.73	06/15/2015	[4]
	28,125	46,875	20.09	06/09/2014	[4]
	37,500	22,500	15.92	06/13/2013	[4]
	70,000	10,000	11.32	06/14/2012	[4]
	120,000	—	10.03	06/09/2015	[3]
	319,834	—	4.07	04/08/2014	[2]

Mr. Murphy						36,250	536,138
	5,000	5,000	10.73	06/15/2015	[4]
	7,500	12,500	20.09	06/09/2014	[4]
	12,500	7,500	15.92	06/13/2013	[4]
	26,250	3,750	11.32	06/15/2012	[4]
	50,000	—	10.03	06/09/2015	[3]
	40,000	—	4.51	02/25/2014	[3]
	35,000	—	4.11	05/30/2013	[3]
	25,000	—	3.45	11/12/2012	[2]

Dr. Chung						36,250	536,138
	5,000	35,000	10.73	06/15/2015	[4]
	7,500	12,500	20.09	06/09/2014	[4]
	12,500	7,500	15.92	06/13/2013	[4]
	26,250	3,750	11.32	06/15/2012	[4]
	50,000	—	10.03	06/09/2015	[3]
	50,000	—	4.51	02/24/2014	[3]
	50,000	—	3.50	02/27/2013	[3]
	25,000	—	3.45	11/12/2012	[3]
	10,000	—	4.70	04/12/2012	[3]
	50,000	—	6.25	12/12/2010	[2]

Mr. Mince						36,250	536,138
	5,000	35,000	10.73	06/15/2015	[4]
	7,500	12,500	20.09	06/09/2014	[4]
	12,500	7,500	15.92	06/13/2013	[4]
	26,250	3,750	11.32	06/15/2012	[4]
	50,000	—	10.03	06/09/2011	[3]
	25,000	—	4.51	2/25/2014	[2]

Mr. Traverso						36,250	536,138
	5,000	35,000	10.73	06/15/2015	[4]
	7,500	12,500	20.09	06/09/2014	[4]
	12,500	7,500	15.92	06/14/2013	[4]
	26,250	3,750	11.32	06/15/2012	[4]
	50,000	—	10.03	06/09/2015	[3]
	50,000	—	4.51	02/25/2014	[3]
	50,000	—	3.50	02/27/2013	[3]
	50,000	—	3.45	11/12/2012	[3]
	25,000	—	4.15	06/14/2012	[3]
	10,000	—	5.69	10/23/2011	[3]
	100,000	—	6.25	12/12/2010	[2]

(1)	Initial grants of options to the named executive officers upon employment vest 6/48ths after the completion of six months of service with the remainder vesting ratably over the next 42 months. Subsequent grants of options vest ratably over a 48-month period.
(2)	Represents an initial grant of options upon employment that expire 10 years from the date of grant.
(3)	Represents subsequent grant of options granted prior to June 14, 2006 that expire 10 years from the date of grant.
(4)	Represents subsequent grant of options granted on or after June 14, 2006 that expire 6 years from the date of grant.
(5)	Represents the value of these awards based on the closing price of our stock on December 31, 2009 of $14.79.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2009

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2009 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) [1]	Value Realized on Vesting ($) [1]
Mr. Hawkins	—	$—	18,500	$249,750
Mr. Murphy	—	—	6,250	84,375
Dr. Chung			6,250	84,375
Mr. Mince			6,250	84,375
Mr. Traverso			6,250	84,375

(1)	Represents the value of restricted stock awards that were granted on June 14, 2006 and June 13, 2007 that vested in 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the employment agreements between the Company and the named executive officers, upon termination of employment for cause, death or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect. The table that follows reflects the amount of compensation due to our named executive officers if their employment is terminated for other than cause, death or disability, or their employment is terminated or the executive terminates his employment for good cause, following a change in control, as more fully described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above. The amounts shown below assume that such termination or change in control event was effective as of December 31, 2009.

Name	Cash Severance Payment	Continuation of Medical and Welfare Benefits	Acceleration of Equity Awards [1]	Total Termination Benefits
Mr. Hawkins	$1,190,000	$24,108	$2,505,065	$3,719,173
Mr. Murphy	250,000	17,785	691,251	959,036
Dr. Chung	240,000	28,265	691,251	959,516
Mr. Mince	260,000	18,081	691,251	969,332
Mr. Traverso	240,000	30,668	691,251	961,919

(1)	Under the employment agreements between the Company and the named executive officers, upon a covered termination, any unvested stock options, restricted stock, or other equity awards would immediately vest and options would be exercisable for up to 30 days following termination. Such unvested awards would also vest if an acquiring company does not assume them following a change in control transaction. The amounts in this column represent the intrinsic value of these awards based on the closing price of our stock on December 31, 2009 of $14.79.

DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the board or its committees. The table below discloses the annual compensation provided during the year ended December 31, 2009 to directors who are not employees:

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($) [2]	Option Awards ($) [2], [3]	Total ($)
Ms. Engibous	$35,500	$91,205	$18,362	$145,067
Mr. Gunst	65,500	91,205	18,362	175,067
Mr. Ludlum	52,500	91,205	18,362	162,067
Mr. Michael	45,500	91,205	18,362	155,067
Mr. Moore	41,500	91,205	18,362	151,067

(1)	Fees earned and paid in cash were based on the following retainer and payment schedule:

Annual retainer	$20,000
Annual retainer for service as Chairman of the Board	20,000
Annual retainer for service as Chairman of the Audit Committee	13,000
Annual retainer for service as Chairman of the Compensation Committee	6,000
Annual retainer for service as Chairman of the Nominating & Governance Committee	4,000
Payment for each Board meeting attended	1,500
Payment for each Audit Committee meeting attended	1,500
Payment for each Committee meeting attended (excluding the Audit Committee)	1,000

In addition, we pay the Audit Committee Chairman $500 per meeting attended for attendance at Sarbanes-Oxley Oversight meetings.

(2)	Represents the grant-date fair market value of restricted stock awards and stock options granted to the directors in 2009 computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(3)	At December 31, 2009, Ms. Engibous had 62,500 options and 8,500 unvested restricted shares outstanding, Mr. Gunst had 57,500 options and 8,500 unvested restricted shares outstanding, Mr. Ludlum had 15,000 options and 8,500 unvested restricted shares outstanding, Mr. Michael had 62,500 options and 8,500 unvested restricted shares outstanding, and Mr. Moore had 82,500 options and 8,500 unvested restricted shares outstanding.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Committee Report

The Compensation Committee of the Board of Directors of Natus has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:
THE COMPENSATION COMMITTEE

WILLIAM M. MOORE, Chairman
DORIS E. ENGIBOUS
ROBERT A. GUNST

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of three directors who are independent under the applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and administration of corporate policy in matters of accounting and control.

The Board of Directors has adopted a written Audit Committee Charter. As stated in the charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and (ii) the report of the Company’s independent auditors with respect to such financial statements. The Company’s accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.

The Audit Committee appoints the independent auditors and periodically reviews their performance and independence from management, and pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee functions as the liaison with the independent auditors, who are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In the performance of its oversight function, the Audit Committee has done the following:

•	Reviewed and discussed the audited financial statements with management and the independent auditors;

•	Discussed the Company’s internal controls over financial reporting with management and the independent auditors;

•	Discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged With Governance;

•

Received and discussed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•	Discussed with the independent auditors the firm’s independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted by:
THE AUDIT COMMITTEE

KENNETH E. LUDLUM, Chairman
ROBERT A. GUNST
MARK D. MICHAEL

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. You are therefore urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF

NATUS MEDICAL INCORPORATED

NATUS MEDICAL INCORPORATED 1501 INDUSTRIAL ROAD SAN CARLOS, CA 94070 ATTN: STEVEN MURPHY

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Robert A. Gunst

02 James B. Hawkins

The Board of Directors recommends you vote FOR the following proposal(s):

For Against Abstain

2 To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2010.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)

Yes

No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

NATUS MEDICAL INCORPORATED

This proxy is solicited on behalf of the Board of Directors Annual Meeting of Stockholders June 3, 2010 9:30 AM

The stockholder(s) hereby appoint(s) James B. Hawkins and Steven J. Murphy, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NATUS MEDICAL INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, PDT on June 3, 2010, at the Company’s headquarters located at 1501 Industrial Road, San Carlos, California 94070, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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